Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 2, 2022
BY AND AMONG
SPRAGUE HP HOLDINGS, LLC,
SPARROW HP MERGER SUB, LLC,
SPRAGUE RESOURCES LP,
AND
SPRAGUE RESOURCES GP LLC

i

EXHIBITS
Exhibit A    Form of Written Consent

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2022 (this “Agreement”), is by and among Sprague HP Holdings, LLC, a Delaware limited liability company and sole member of Merger Sub (“Parent”), Sparrow HP Merger Sub, LLC, a Delaware limited liability company (“Merger Sub” and, together with Parent, the “Parent Parties”), Sprague Resources LP, a Delaware limited partnership (the “Partnership”), and Sprague Resources GP LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”). Each of Parent, Merger Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.
WITNESSETH:
WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP (the “Board”) has  determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and the Partnership Unaffiliated Unitholders,  approved this Agreement and the transactions contemplated hereby, including the Merger, which action constituted “Special Approval” as defined in Section 7.9(b) of the Partnership Agreement and resolved to recommend the submission of this Agreement to a vote of the Limited Partners by written consent pursuant to Section 13.11 of the Partnership Agreement;
WHEREAS, Parent, in its capacity as sole member of the Partnership GP, has irrevocably approved this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the general partner of the sole member of Parent has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (ii) authorized the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Parent directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Parent, in its capacity as the sole member of Merger Sub, has  determined that the Merger is in the best interests of Merger Sub, and declared it advisable, to enter into this Agreement and  approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
WHEREAS, Parent will, immediately following execution of this Agreement, in its capacity as the record and beneficial owner of Common Units constituting a “Unit Majority” (as defined in the Partnership Agreement), deliver to the Partnership the irrevocable Written Consent approving this Agreement and the transactions contemplated by this Agreement, including the Merger, pursuant to Section 13.11 of the Partnership Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article I
Defined Terms; Construction
Section 1.1Definitions.
(a)As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership Entities shall be considered Affiliates of any of the Parent Parties, and none of the Parent Parties shall be considered Affiliates of any of the Partnership Entities.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.22.
“Axel Johnson Purchase Agreement” has the meaning set forth in Section 6.7(c).
“Axel Johnson Retirement Plan” has the meaning set forth in Section 4.14(f).
“Board” has the meaning set forth in the Recitals.
“Book-Entry Units” has the meaning set forth in Section 3.1(a).
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the city of New York are authorized or required by applicable Law to be closed.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Certificated Units” has the meaning set forth in Section 3.1(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Failure Notice” has the meaning set forth in Section 8.1(e).
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning set forth in the Partnership Agreement.
“Conflicts Committee” has the meaning set forth in the Recitals.
“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.6.
“Continuing Employees” means those individuals who are employees of a Partnership Entity immediately prior to the Closing Date and who remain employed by the Surviving Entity or any of its Affiliates immediately following the Closing.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.
“Covered Person” has the meaning set forth in Section 6.7(a).
“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“DGCL” means the General Corporation Law of the State of Delaware.
“Divestiture Action” has the meaning set forth in Section 6.3(b).
“DLLCA” means the Delaware Limited Liability Company Act.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.
“DTC” has the meaning set forth in Section 3.2(a).
“Effective Time” has the meaning set forth in Section 2.3.
“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.
“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).
“Environmental Laws” means all applicable federal, state and local Laws relating to the protection, preservation or restoration of the environment (including natural resources), occupational health or workplace safety, pipeline safety, or otherwise imposing Liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal of any Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Fund” has the meaning set forth in Section 3.2(b).
“Financing Indemnified Parties” has the meaning set forth in Section 6.4.
“GAAP” means generally accepted accounting principles in the United States.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.
“Hazardous Material” shall mean (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product, petroleum substances, natural gas, crude oil, or any components, fractions or derivatives thereof, (d) any polychlorinated biphenyl, (e) any per- or polyfluoroalkyl substance, and (f) any chemical, product, material, substance or waste regulated under, or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance” or “toxic pollutant” pursuant to, any Environmental Law.
“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.
“Inside Date” has the meaning set forth in Section 2.2.
“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, other source identifiers (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.
“IRS” means the U.S. Internal Revenue Service.
“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law (including common law), Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.
“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.
“Limited Partner” has the meaning set forth in the Partnership Agreement.
“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.
“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Material Contract” means each Contract filed or required to be filed as an exhibit to any SEC Report to which any of the Partnership Entities is a party.
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” has the meaning set forth in Section 3.1(a).
“Merger Sub” has the meaning set forth in the Preamble.
“NYSE” means the New York Stock Exchange.
“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.
“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
“Parent” has the meaning set forth in the Preamble.
“Parent Credit Agreement” means that certain Credit Agreement, dated June 16, 2021, among Parent, as borrower, Coöperatieve Rabobank U.A., New York Branch, as administrative agent, and the lenders from time to time party thereto, as may be amended, modified or supplemented from time to time.
“Parent Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of Parent or Merger Sub or their Affiliates to perform their respective obligations or to consummate the transactions under this Agreement, including the Merger, or materially impede Parent’s or Merger Sub’s or any of their Affiliates’ consummation or performance of the transactions or obligations under this Agreement, including the Merger.
“Parent Non-Recourse Party” has the meaning set forth in Section 9.11(a).
“Parent Parties” has the meaning set forth in the Preamble.
“Parent Parties’ Knowledge” means, in the case of the Parent Parties, the actual knowledge of the individuals listed in Section 1.1 of Parent Party Disclosure Schedule.
“Parent Party Disclosure Schedule” has the meaning set forth in Article V.
“Parent Termination Fee” has the meaning set forth in Section 8.2(b).

“Parent Units” means each Common Unit that is, as of immediately prior to the Effective Time, held by Parent or its permitted transferees.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 30, 2013, as amended, modified or supplemented from time to time.
“Partnership Benefit Plan” has the meaning set forth in Section 4.14(a).
“Partnership Disclosure Schedule” has the meaning set forth in Article IV.
“Partnership Entities” means the Partnership, the Partnership GP and each of their respective Subsidiaries.
“Partnership GP” has the meaning set forth in the Preamble.
“Partnership GP LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of May 28, 2021, as amended, modified or supplemented from time to time.
“Partnership Information Statement” means the information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act to be filed by the Partnership in connection with the Merger.
“Partnership LTIP” means the Sprague Resources LP 2013 Long-Term Incentive Plan and any and all award agreements granted thereunder.
“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership Entities, taken as a whole; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions; (b) changes affecting generally the industries or markets in which such Person operates (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions, or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Partnership Entity; provided, that the exception set forth in this clause (d) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.4, or any condition insofar as it relates to any such representation or warranty; (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any Partnership Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); (g) any changes in (i) the market price or trading volume of the equity securities of any Partnership Entity (and the associated costs of capital) or (ii) the credit rating of any Partnership Entity (it being understood, in each case of (i) and (ii), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); and (h) any Proceedings commenced by or involving any current or former member, partner or stockholder of any Partnership Entity arising out of or related to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; except, in the case of clauses (a) through (c) and (e), to the extent disproportionately affecting the Partnership Entities as compared with other Persons of similar size operating in the same industry in the United States and then only such disproportionate impact shall be considered.
“Partnership Non-Recourse Party” has the meaning set forth in Section 9.11(b).
“Partnership Parties” has the meaning set forth in the preamble.
“Partnership Parties’ Knowledge” means, in the case of the Partnership Parties, the actual knowledge of the individuals listed in Section 1.1 of Partnership Disclosure Schedule.
“Partnership Unaffiliated Unitholders” means Unitholders other than Parent, Merger Sub, Partnership GP and their respective Affiliates.
“Partnership Unitholder Approval” has the meaning set forth in Section 7.1(b).
“Party” and “Parties” has the meaning set forth in the Preamble.
“Paying Agent” has the meaning set forth in Section 3.2(a).
“Permits” has the meaning set forth in Section 4.12(b).
“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests, in each case, arising in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, Encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters of record, or that would be shown by an accurate survey, which do not, in any such case, materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries, but excluding, in any case, any monetary lien; (g) with respect to the Partnership Entities, Encumbrances disclosed in any SEC Report or otherwise securing liabilities reflected therein; (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) non-exclusive licenses or software granted by such Person in the ordinary course of business; and (j) Encumbrances imposed by the terms and conditions of any Permit held by such Person.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Proceeding” means any actual claim or claim threatened in writing (including a claim of a violation of Law), action, audit, demand, suit, proceeding, charge, grievance, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, charge, grievance, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“Q2 Distribution” has the meaning set forth in Section 3.1(d).
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing.
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.
“Restraints” has the meaning set forth in Section 7.1(c).
“Rights” means, with respect to any Person,  options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or  contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.
“Schedule 13E-3” means the filing of a Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Written Consent and the transactions contemplated by this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act, since January 1, 2020.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Special Approval” has the meaning set forth in the Recitals.

“Sprague Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of May 19, 2020, as amended by that certain First Amendment to the Second Amended and Restated Credit Agreement, dated May 11, 2021, and by that certain Second Amendment to the Second Amended and Restated Credit Agreement, dated April 13, 2022, among Sprague Operating Resources LLC, as U.S. borrower, Kildair Service ULC, as Canadian borrower, the several lenders parties thereto, MUFG Bank Ltd., as administrative agent, the co-syndication agents, the co-collateral agents and the co-documentation agents party thereto.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP and their respective Subsidiaries shall not be considered Subsidiaries of Parent.
“Surviving Entity” has the meaning set forth in Section 2.1.
“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.
“Taxes” means all taxes, charges, fees, levies, customs duties or other assessments, in each case, in the nature of a tax that are imposed by a Governmental Authority, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, and including all interest, penalties and additions thereto.
“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax.
“Tax Returns” means any return, declaration, report, claim for refund, estimate, rendition, statement or other document pertaining to any Taxes or the administration of Tax-related matters that is filed or required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.
“Trade Secrets” means common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how.

“Transaction Documents” means this Agreement, the Certificate of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any Party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Merger.
“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.
“Unit” has the meaning set forth in the Partnership Agreement.
“Unit Majority” has the meaning set forth in the Partnership Agreement.
“Unitholder” has the meaning set forth in the Partnership Agreement.
“Written Consent” means the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the irrevocable written consent of Parent, as the holder of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Sections 13.11 and 14.3 of the Partnership Agreement, the form of which is attached hereto as Exhibit A.
Section 1.2Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
(a)the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;
(c)all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(d)the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;
(e)a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(f)the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2020), in each case, (i) with respect to any information or materials that have been publicly made available through filings with the SEC, prior to the execution of this Agreement and (ii) with respect to any other information or materials, on or before 9:00 a.m. on June 1, 2022;
(g)all references to prices, values or monetary amounts refer to United States dollars;

(h)wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;
(i)this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson and no consideration may be given to any fact or presumption that any applicable Party had a greater or lesser hand in drafting this Agreement;
(j)the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(k)any references herein to a particular Section, Article or Schedule means a Section or Article of, or a Schedule to, this Agreement unless otherwise expressly stated herein;
(l)the Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;
(m)unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;
(n)all references to days shall mean calendar days unless otherwise provided;
(o)all references to time shall mean New York, New York time;
(p)references to any Person shall include such Person’s successors and permitted assigns; and
(q)all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.
Article II
The Merger
Section 1.1The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership and direct wholly owned Subsidiary of Partnership GP and Parent (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 1.2Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 845 Texas Avenue, Suite 4700, Houston, Texas 77002, at 9:00 A.M., Houston, Texas time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree; provided, however, that in no event shall the Closing occur prior to July 31, 2022

(the “Inside Date”) unless otherwise mutually agreed by the Parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 1.3Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.4Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Merger Sub shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.
Section 1.5Organizational Documents of the Surviving Entity. At the Effective Time,  the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and  the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.
Section 1.6Admission as Partner. At the Effective Time,  by virtue of the Merger, Parent will hold all Limited Partner Interests in the Partnership,  the Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership and  the Partnership shall continue without dissolution.
Article III
Merger Consideration; Payment Procedures
Section 1.1Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of equity or voting securities of the Parties:
(a)Conversion of Common Units (other than Parent Units). Subject to Section 3.1(d) and Section 3.3, each Common Unit (other than Parent Units) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $19.00 per Common Unit in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (“Certificated Units”) or non-certificated Common Units represented in book-entry form (other than Parent Units) immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Unit or Book-Entry Unit in accordance with Section 3.2(c) without interest and distributions, if any, in accordance with Section 3.1(d).
(b)Parent Units, Incentive Distribution Rights and General Partner Interest Unaffected. Each Parent Unit and each Incentive Distribution Right issued and outstanding as of immediately prior to the Effective Time and the General Partner Interest will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof pursuant to this Agreement or the transactions contemplated hereby.
(c)Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into a number of Common Units equal to the Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(a).
(d)Distributions. To the extent applicable, Unitholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to such Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Units in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. The Partnership GP shall declare, and cause the Partnership to pay, a cash distribution to Unitholders (including the Partnership Unaffiliated Unitholders) for the calendar quarter ending June 30, 2022, in an amount not less than $0.4338 per Common Unit (the “Q2 Distribution”). If the record date for the Q2 Distribution has not occurred prior to the Effective Time, the record date for such quarter shall be established or reestablished, as applicable, as the day that includes the Effective Time (and the distribution shall be payable to the Unitholders of record as of immediately prior to the Effective Time). Any distributions by the Partnership are not part of the Merger Consideration and shall be paid in accordance with the terms of this Agreement to such Unitholders or former-Unitholders, as applicable.
(e)Books and Records of the Partnership. At the Effective Time, the books and records of the Partnership shall be revised to reflect that all Limited Partners of the Partnership immediately prior to the Effective Time (other than Parent) cease to be Limited Partners of the Partnership pursuant to this Agreement and that Parent is the only Limited Partner of the Partnership that will hold all of the Common Units of the Surviving Entity.
Section 1.2Surrender of Common Units.
(a)Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration. As promptly as practicable after the Effective Time, Parent or its designee will send, or will cause the Paying Agent to send, to each holder of record of Common Units other than The Depository Trust Company (“DTC”) as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Unit or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Parent or its designee may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b)Deposit. On or prior to the Closing Date, Parent shall deposit, or cause another designee to deposit, with the Paying Agent, in trust for the benefit of the holders of Common Units as of the Effective Time whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Units (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units pursuant to the provisions of this Article III. Parent agrees to make available, or cause to be made available, to the Paying Agent, from time to time as needed, cash sufficient to pay distributions pursuant to Section 3.1(d), if any, all such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Parent or its designee at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III and distributions pursuant to Section 3.1(d), if any, out of the Exchange Fund. Subject to Sections 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration and distributions pursuant to Section 3.1(d), if any.
(c)Exchange. Each holder of Common Units, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or Book-Entry Units and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such holder has a right to receive pursuant to Sections 3.1(a) and 3.1(d). DTC, upon surrender of its Book-Entry Units to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Unit a cash amount equal to the Merger Consideration. The Merger Consideration and distributions pursuant to Section 3.1(d), if any, shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Units (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Units) or any applicable documentation with respect to the surrender of Book-Entry Units, and letter of transmittal in accordance with the foregoing, provided that  no Person beneficially owning Common Units through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration and distributions pursuant to Section 3.1(d), if any, that such holder is entitled to receive through DTC and  any such Person will receive its Merger Consideration and distributions pursuant to Section 3.1(d), if any, in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Unit and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
(d)Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit or Book-Entry Unit is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Unit or Book-Entry Unit or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(e)No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration. From and after the Effective Time, the holders of Certificated Units or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion and distributions pursuant to Section 3.1(d), if any, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Common Unit. If, after the Effective Time, Certificated Units or Book-Entry Units are presented to the Paying Agent or Parent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.
(f)Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent or its designee, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent or the Surviving Entity for delivery of the Merger Consideration. Notwithstanding the foregoing, no Party shall be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.
(g)Lost, Stolen or Destroyed Certificated Units. If any Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Unit to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Unit the Merger Consideration to be paid in respect of the Common Units represented by such Certificated Unit as contemplated by this Article III and pay distributions pursuant to Section 3.1(d), if any.
(h)Withholding Taxes. Each of Parent, Merger Sub, the Surviving Entity, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Tax Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.
(i)Investment of the Exchange Fund. Parent may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by Parent, on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Partnership Unaffiliated Unitholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to Parent.
Section 1.3Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of Units or a different class or series by reason of the occurrence or record date of any Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Unit dividend, subdivision, reclassification, recapitalization, split, split-up, Unit distribution, combination, exchange of Units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated hereby prior to such event.
Section 1.4No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.
Article IV
Representations and Warranties of the Partnership Parties
Except  as disclosed in any SEC Report publicly available at least 24 hours prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature) or  as set forth on the corresponding section or subsection of the disclosure letter delivered by the Partnership Parties to the Parent Parties (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement; provided that (i) disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Party represents and warrants, jointly and severally, to Parent as follows:
Section 1.1Organization.
(a)Each of the Partnership Entities (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(b)Each of the Partnership Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(c)The Partnership Parties have made available to Parent or its Affiliates true and complete copies of the Organizational Documents of each of the Partnership Parties and their material Subsidiaries, in each case as in effect on the date of this Agreement.
Section 1.2Validity of Agreement; Authorization.
(a)Each of the Partnership Parties has all necessary partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining Partnership Unitholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership

Parties of this Agreement, and the consummation by the Partnership Parties of the transactions contemplated hereby, have been duly authorized and approved by the Conflicts Committee and the Board and, except for obtaining Partnership Unitholder Approval, no other entity action on the part of any of the Partnership Entities is necessary to authorize the execution, delivery and performance by the Partnership Parties of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership Parties and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether applied in a Proceeding at law or in equity) (collectively, “Enforceability Exceptions”).
(b)The Conflicts Committee, at a meeting duly called and held, has determined that this Agreement and the consummation of the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership and Partnership Unaffiliated Unitholders,  approved this Agreement and the transactions contemplated hereby, including the Merger and resolved to recommend the submission of this Agreement to a vote of the Limited Partners by written consent pursuant to Section 13.11 of the Partnership Agreement. Such action by the Conflicts Committee described in clause (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement.
Section 1.3Capitalization; Subsidiaries.
(a)As of close of business on June 1, 2022, there are outstanding (i) 26,238,232 Common Units, (ii) the General Partner Interest and (iii) the Incentive Distribution Rights. As of close of business on June 1, 2022, there are (i) no outstanding equity or equity-based awards granted under the Partnership LTIP and (ii) 1,171,920 Common Units remaining available for grant under the Partnership LTIP. Except as described in this Section 4.3(a), there are no voting securities or other outstanding equity interests (or interests convertible into equity interests) in the Partnership or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing. All of the outstanding equity interests of the Partnership have been, or upon issuance will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as set forth in the Partnership Agreement or as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to any Encumbrances (other than as set forth in the Partnership Agreement).
(b)The Partnership GP is the record and beneficial owner of the General Partner Interest, which constitutes 100% of the outstanding general partner interests in the Partnership, free and clear of any Encumbrances, except for (A) restrictions on transfer arising under applicable securities Laws and (B) the applicable terms and conditions of this Agreement and the Organizational Documents of the Partnership Parties. The Partnership GP is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the General Partner Interest by sale, lease, license or otherwise. The Partnership GP has all necessary limited liability company power and authority to act as general partner of the Partnership.
(c)Except as described in the Organizational Documents of the Partnership Entities, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights,

agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such Partnership Entities; (ii) outstanding securities or obligations of any kind of any of such Partnership Entities that are convertible into or exercisable or exchangeable for any equity interest in any of such Partnership Entities or any other Person, and none of such Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such Partnership Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such Partnership Entity; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other similar arrangements or commitments to which any of such Partnership Entities is a party.
(d)Section 4.3(d) of the Partnership Disclosure Schedule sets forth each Subsidiary of the Partnership as of the date hereof. As of the date hereof, the Partnership does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of the Partnership.
(e)Except as set forth on Section 4.3(e) of the Partnership Disclosure Schedule, no Person other than the Partnership or its Subsidiaries owns any interests in any Subsidiary of the Partnership as of the date hereof.
(f)All of the outstanding equity interests in the Partnership Entities held, directly or indirectly, by the Partnership (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a corporation, limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the DGCL, DLLCA or the DRULPA, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of incorporation, organization or formation of any Partnership Entity), or in the Organizational Documents of such applicable Partnership Entity and (ii) are owned, directly or indirectly, by the Partnership, free and clear of all Encumbrances other than (x) restrictions on transfer arising under applicable securities Law, the DGCL, the DLLCA and the DRULPA, and (y) the applicable terms and conditions of this Agreement, the Sprague Credit Agreement and the Organizational Documents of such Partnership Entity.
Section 1.4No Conflicts; Consents.
(a)The execution, delivery and performance by the Partnership Parties of this Agreement, and the consummation of the transactions contemplated hereby, do not (assuming Partnership Unitholder Approval is obtained): (i) violate or conflict with any provision of the Organizational Documents of any of the Partnership Entities; (ii) violate any applicable Law binding on any of the Partnership Entities; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which a Partnership Entity is a party or by which any Partnership Entity is bound or to which any Partnership Entity’s properties or assets are subject; or (iv) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance or Encumbrances arising under or in connection with the Sprague Credit Agreement) upon any of the properties or assets of any of the Partnership Entities; except, in the case of clauses (ii), (iii), and (iv) for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(b)Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (ii) (a) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (y) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (c) such filings as may be required under the rules and regulations of the NYSE for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, and (d) any consent, approval, waiver, authorization, declaration, filing, registration or qualification as has been waived, made or obtained or with respect to which the time for asserting such right has expired, neither the execution and delivery by the Partnership Parties of this Agreement nor either Partnership Party’s performance of its obligations hereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by either Partnership Party.
Section 1.5Financial Statements; SEC Reports. Since January 1, 2020, the Partnership has filed all SEC Reports required to be filed or furnished with the SEC. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Partnership and its consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.
Section 1.6Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Jefferies LLC (the “Conflicts Committee Financial Advisor”), dated as of June 2, 2022, to the effect that, as of such date, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration described in Section 3.1(a) to be received by Partnership Unaffiliated Unitholders pursuant to this Agreement is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders.
Section 1.7Disclosure Controls; Sarbanes-Oxley.

(a)The Partnership has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the Partnership GP, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made. From the date of the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 to the date of this Agreement, the Board has not been advised of  any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or  any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.
(b)The Partnership, and to the Partnership Parties’ Knowledge, the directors and officers of the Partnership GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and any applicable requirements of a national securities exchange, in each case, that are effective and applicable to the Partnership.
(c)The representations and warranties contained in this Section 4.7 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.
Section 1.8Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership Parties specifically for inclusion or incorporation by reference in  the Partnership Information Statement will, on the date it is first mailed to the Unitholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or  the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership Parties make no representation or warranty with respect to information supplied by or on behalf of the Parent Parties for inclusion or incorporation by reference in any of the foregoing documents.
Section 1.9Absence of Undisclosed Liabilities. None of the Partnership Entities has any indebtedness or liability, absolute or contingent, that is not shown or provided for (a) in the consolidated financial statements included in the SEC Reports or (b) in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the SEC Reports, in each case, other than (x) liabilities that have arisen in the ordinary course of business consistent with past practice, including liens for current Taxes and assessments not in default, since December 31, 2020, (y) liabilities incidental to the existence and status of the Partnership Entities as entities under the Laws of their respective jurisdictions of incorporation, organization or formation, such as annual fees owed to such jurisdictions and fees owed to a registered agent in such jurisdictions, or (z) other liabilities of the Partnership Entities that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
Section 1.10Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of any Partnership Entity. The Partnership has heretofore made available to Parent or its Affiliates a correct and complete copy of the Conflicts Committee’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor entered into in connection with the transactions contemplated hereby.
Section 1.11Absence of Certain Changes or Events.
(a)Since December 31, 2020, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(b)From December 31, 2020 through the date of this Agreement, (i) the business of each of the Partnership Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Partnership Entities’ respective properties or assets that are material to the business of the Partnership Entities, as applicable, taken as a whole, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Without limiting the foregoing, from December 31, 2020 through the date of this Agreement, (i) the Partnership has not declared or paid, or agreed or committed to declare or pay, any distribution payable in cash, stock or property, other than the declaration and payment of regular quarterly distributions to holders of Common Units and, to the extent applicable, Incentive Distribution Rights in accordance with the Partnership Organizational Documents and as approved by the Board, in its capacity as the general partner of the Partnership and (ii) Section 4.11(b) of Partnership Disclosure Schedule sets forth the outstanding borrowings under the Sprague Credit Agreement as of 5:00 p.m. New York, New York time on June 1, 2022.
(c)The representations and warranties contained in this Section 4.11 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.
Section 1.12Compliance with Law; Permits.
(a)The operations of each Partnership Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Partnership Entities, except any such violation as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, none of the Partnership Entities is under investigation by any Governmental Authority for potential, material non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(b)Each of the Partnership Entities is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate its assets and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(c)The representations and warranties contained in this Section 4.12 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.
Section 1.13Tax Matters.
(a)Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:
(i)Each of the Partnership Entities has:
(A)timely filed (or has obtained extensions with respect to) all income Tax Returns and other Tax Returns required to be filed, which Tax Returns are complete and correct; and
(B)timely paid in full all Taxes owed by such entity that have become due, other than those that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(ii)Within the past four (4) years, no written claim or inquiry has been made by a Tax Authority in a jurisdiction where a Partnership Entity does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.
(iii)There is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any Taxes of any of the Partnership Entities either claimed or raised by any Tax Authority in writing.
(iv)There are no Encumbrances for Taxes on any of the assets of the Partnership Entities other than Permitted Encumbrances.
(v)There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any Taxes associated with the Partnership Entities.
(b)Each Partnership Entity that is treated as a partnership for U.S. federal income tax purposes and each joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes of which a Partnership Entity is a party has in effect a valid election under Section 754 of the Code (and any comparable elections for any applicable state income Tax purposes) for the taxable period that includes the Closing Date.
(c)No Partnership Entity has been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).
(d)Each Subsidiary of the Partnership (other than Sprague Energy Solutions Inc., Sprague Resources Finance Corp. and Sprague Resources Canada ULC) is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulations Section

301.7701-3. No Subsidiary of the Partnership that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes.
(e)The Partnership is, and at all times since its formation has been, properly classified as an entity disregarded as separate from its owner or a partnership for U.S. federal income Tax purposes and is not, and has never been, treated as a corporation, including under Section 7704 of the Code, or classified as an association taxable as a corporation, including under Treasury Regulations Section 301.7701-3.
(f)For each taxable year of the Partnership ending after its initial public offering and for the current portion of the Partnership’s current taxable year, at least 90% of the gross income of the Partnership has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.
(g)Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.13 and Section 4.14 contain the sole and exclusive representations and warranties with respect to Tax matters regarding the Partnership Entities.
Section 1.14Employees and Benefit Matters.
(a)Section 4.14(a) of the of the Partnership Disclosure Schedule contains a list of each “employee benefit plan” as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) and personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity-based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, accident, disability, life or other insurance and each other employee benefit or compensation plan, program, policy, agreement or arrangement which is not described in clause (i) above in which any Continuing Employee participates (whether written or unwritten), in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by a Partnership Entity or with respect to which Partnership Entity has or could have any Liability or obligation (each, a “Partnership Benefit Plan”).
(b)Each Partnership Benefit Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Partnership Benefit Plans as of the date this representation is made have been timely made or, if not yet due, have been properly accrued in accordance with GAAP, except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(c)With respect to each Partnership Benefit Plan, the Partnership Parties have made available to Parent or its Affiliates complete copies of (i) each Partnership Benefit Plan, including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the current summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS, (iv) the most recent actuarial report or other financial statement, (v) the most recent determination or opinion letter, if any, issued by the IRS, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) and (vii) all non-routine filings made with, or material correspondence to or from, any Governmental Authorities, in each case, as of the date hereof.

(d)Each Partnership Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) satisfies the requirements of Section 401(a) of the Code, (ii) is maintained pursuant to a prototype document approved by the IRS and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination from the IRS as to its qualification, (iii) to the Partnership Parties’ Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification and (iv) has not been terminated or partially terminated within the meaning of Section 411(d)(3) of the Code. No event has occurred and no condition exists that would subject the Partnership Entities, either directly or indirectly, to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code, and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Partnership Benefit Plan, except where such event or nonexempt prohibited transaction would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(e)No Partnership Benefit Plan provides, and no Partnership Entity has incurred any current or projected liability in respect of, post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees or any other Person, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. Each Partnership Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or Liability to any Partnership Entity.
(f)No Partnership Benefit Plan is: (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (ii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code). No Partnership Entity contributes to or has any obligation to contribute to, or has at any time within the previous six years contributed to or had an obligation to contribute to: (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code except for the Axel Johnson Inc. Retirement Plan (the “Axel Johnson Retirement Plan”), or (ii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or a “multiple employer plan” (as defined in Section 413(c) of the Code).
(g)No Partnership Entity has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or has engaged in any transaction described in Section 4069 or Section 4212(c) of ERISA.
(h)With respect to any Partnership Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Partnership Parties’ Knowledge, threatened, (ii) to the Partnership Parties’ Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Authorities are pending, or, to the Partnership Parties’ Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).
(i)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any employee or other service provider to vested rights, payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness, in each case, under or in connection with any Partnership Benefit Plan.
(j)No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of any Partnership Entity who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Partnership Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or Section 457A of the Code.
(k)Each Partnership Benefit Plan that could be a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder that could be nonqualified deferred compensation subject to Section 409A of the Code, has been operated, documented and maintained in material compliance with Section 409A of the Code. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code.
(l)Except as set forth on Section 4.14(l) of the Partnership Disclosure Schedule, no Partnership Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.
(m)Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.14 contains the sole and exclusive representations and warranties with respect to employees and the Partnership Benefit Plans.
(n)Other than as set forth on Section 4.14(n) of the Partnership Disclosure Schedule, no Partnership Entity is a party to or bound by any collective bargaining agreement, collective agreement, or other Contract with a labor union, works council, trade union, or other representative of employees. No material labor disruption by any of the employees of any of the Partnership Entities exists or, to the Partnership Parties’ Knowledge, is threatened or imminent. There are no, and since December 31, 2020, there have been no, strikes, lockouts, work stoppages or other material labor disruptions existing or, to the Partnership Parties’ Knowledge, threatened, with respect to any employees of a Partnership Entity or representatives thereof or any other individuals who have provided services with respect to an Partnership Entity.
(o)Since December 31, 2020, the Partnership Entities have complied in all respects with all Laws with respect to labor and employment and the employment or engagement of each individual who has provided services with respect to the Partnership Entities (including the Fair Labor Standards Act and all national, state, provincial, and local Laws regarding the payment of wages and hours of work, and all such Laws regarding collective bargaining, labor relations, classification of employees and contractors, anti-discrimination, anti-retaliation, recordkeeping, employee leave, Tax withholding and reporting, immigration and safety), except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have an Partnership Material Adverse Effect.
Section 1.15Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, the insurance policies covering the Partnership Entities and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for Persons engaged in similar business in similar industries and subject to the same or substantially similar perils or hazards, and are in all material respects in force in accordance with their terms. None of the Partnership Entities has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.
Section 1.16Regulatory Matters. Except as set forth on Section 4.16 of the Partnership Disclosure Schedule:
(a)None of the Partnership Entities is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(b)None of the Partnership Entities is subject to regulation pursuant to (1) the Federal Power Act, 12 U.S.C. § 791a et seq., (2) the Public Utility Holding Company Act of 2005 or (3) the Natural Gas Act of 1938, as amended.
(c)None of the Partnership Entities is subject to (1) regulation of rates charged for services or commodities provided or supplied by the Partnership Entity or (2) other regulation by a state public utility commission or other Governmental Authority as a “public utility,” “electric utility,” “gas utility,” or other utility or similar designation under applicable state law and the Merger, and the consummation of the other transactions contemplated by this Agreement and the other documents or instruments contemplated hereby will not cause the Parties to become subject to, or not exempt from, any such regulation.
Section 1.17Environmental Matters.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:
(i)Each of the Partnership Entities is, and, for the past five years has been, in compliance with any and all applicable Environmental Laws, and there are currently no capital expenditures required to maintain compliance with such Environmental Laws.
(ii)Each of the Partnership Entities has received all Permits required of it under applicable Environmental Laws to conduct its respective business, and all such Permits are in full force and effect or have been timely applied for renewal. To the Partnership Parties’ Knowledge, no such Permits are subject to challenge by a third party or adverse modification by a Governmental Authority.
(iii)There are no Proceedings or Orders pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities pursuant to any Environmental Law or related to any Release of or exposure of any Person to Hazardous Materials.
(iv)There has been no Release of any Hazardous Materials by any of the Partnership Entities at any currently owned or leased real property used in connection with the business and, to the Partnership Parties’ Knowledge, none of the Partnership Entities has any liability in connection with any Release of any Hazardous Materials at any location formerly owned or operated by any of the Partnership Entities or third-party location under any applicable Environmental Law.
(v)The Partnership has furnished to Parent complete and accurate copies of all material environmental audits, assessments, reports, studies, analyses and correspondence on alleged environmental matters (including any alleged non-compliance with any Environmental Law, any alleged exposure to Hazardous Materials, or any

Release or threatened Release of Hazardous Materials) that are in any Partnership Entity’s possession or control and relating to the Partnership Entities.
(b)Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.17 contains the sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.
Section 1.18Material Contracts.
(a)Except for this Agreement or as filed or publicly furnished with the SEC prior to the date of this Agreement, neither the Partnership nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Material Contract.
(b)Each of the Material Contracts to which any Partnership Entity is a party  constitutes the legal, valid and binding obligation of each such Partnership Entity party thereto, and, to the Partnership Parties’ Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, and  is in full force and effect, except insofar as such enforceability may be limited by Enforceability Exceptions, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to Parent.
(c)No Partnership Entity or, to the Partnership Parties’ Knowledge, any other party to any Material Contract is in default or breach under the terms of such Material Contract and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by a Partnership Entity or any other party to such Material Contract, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
Section 1.19Litigation.
(a)There are no Proceedings or Orders pending or, to the Partnership Parties’ Knowledge, threatened in writing against or involving the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Partnership Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Partnership Entity or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the Partnership Entities to own, use or operate the assets or businesses of the Partnership Entities as they are currently owned, used, operated and conducted by the Partnership Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the Partnership Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
(b)The representations and warranties contained in this Section 4.19 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.
Section 1.20Title to Property and Assets. Each of the Partnership Entities has good (and with respect to real property, indefeasible) title to, or valid leasehold or other interests in, as applicable, all real and personal property described in the SEC Reports, as owned, leased or used and occupied by such Partnership Entity, free and clear of all Encumbrances, except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material

Adverse Effect, (b) Permitted Encumbrances, or (c) Encumbrances created under the Organizational Documents of any Partnership Entity or created under or permitted by the Sprague Credit Agreement.
Section 1.21Listing. The Common Units are listed on the New York Stock Exchange.
Section 1.22Anti-Corruption. None of the Partnership Entities, or any of their respective directors, officers, employees, or to the Partnership Parties’ Knowledge, any of its representatives, consultants, or any other Person acting for or on behalf of the foregoing (individually and collectively) has for the past five years, directly or knowingly indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other illicit payments to any officer, employee, or agent of any Governmental Authority, to any political party, political party official, or candidate for political office, or to any other Persons, where such action would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, any applicable Law prohibiting commercial bribery, or any other applicable Law prohibiting bribery or corruption (“Applicable Anti-Corruption Laws”). The Partnership Entities have implemented and maintain policies and procedures reasonably designed to detect and prevent violations of Applicable Anti-Corruption Laws.
Section 1.23No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Parent Parties acknowledge that neither Partnership Party nor any other Person on behalf of the Partnership Parties, including any Affiliate of either Partnership Party, makes or has made any other express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to the Parent Parties or their Affiliates or Representatives in connection with the Merger, this Agreement or the other transactions contemplated hereby. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither Partnership Party nor any other Person will have or be subject to, and each Partnership Party expressly disclaims, any Liability or other obligation to a Parent Party or any other Person resulting from the distribution or communication to a Parent Party (including their respective Affiliates or Representatives) of, or a Parent Party’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to a Parent Party or its Affiliates or Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership Parties acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership Parties have not relied on, and none of the Parent Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Parent Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Parent Parties or any of their respective Affiliates or Representatives.
Article V
Representations and Warranties of the Parent Parties
Except as set forth on the corresponding section or subsection of the disclosure letter delivered by the Parent Parties to the Partnership Parties (the “Parent Party Disclosure Schedule”) prior to the execution of this Agreement; provided that (i) disclosure in any section of such Parent Party Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section and (ii) the mere inclusion of an item in such Parent Party Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception of material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect, each Parent Party hereby represents and warrants, jointly and severally, to the Partnership Parties as follows:
Section 1.1Organization.
(a)Each Parent Party (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as applicable, and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b)Each Parent Party is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 1.2Operations and Ownership of Merger Sub. All of the issued and outstanding limited liability company interests of Merger Sub are owned beneficially and of record by Parent, free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances under the Parent Credit Agreement). Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or acquired any material assets or liabilities other than those incidental to its existence.
Section 1.3Ownership of Common Units, Incentive Distribution Rights and Partnership GP. As of the date of this Agreement, Parent is the beneficial owner of 19,548,849 Common Units, and owns such Common Units free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances under the Parent Credit Agreement). As of the date of this Agreement, the Common Units beneficially owned by Parent and its Subsidiaries constitute a Unit Majority. As of the date of this Agreement, Parent is the record and beneficial owner of 100% of (i) the Incentive Distribution Rights, and owns such Incentive Distribution Rights free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances under the Parent Credit Agreement) and (ii) the issued and outstanding equity interests of the Partnership GP, and owns such equity interests free and clear of any Encumbrances (other than Permitted Encumbrances and Encumbrances under the Parent Credit Agreement).
Section 1.4Validity of Agreement; Authorization. Each Parent Party has all necessary legal and entity power and authority to enter into and deliver this Agreement and to perform its obligations hereunder, to comply with the terms and conditions hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by such Parent Party of its respective obligations hereunder have been duly authorized by such Parent Party’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Parent Party are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by such Parent Party and, assuming due execution and delivery by the other parties hereto, constitutes such Parent Party’s valid and binding obligation, enforceable against such Parent Party in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.
Section 1.5No Conflict or Violation. The execution, delivery and performance by the Parent Parties of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of either Parent Party’s Organizational Documents; (b) violate any applicable Law binding on either Parent Party; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving or notice or the passage of time or both), or cause any obligation, penalty or premium to arise or accrue under any material Contract to which a Parent Party is a party or by which a Parent Party is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon either Parent Party’s properties or assets; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of a Parent Party except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 1.6Consents and Approvals. Except as set forth on Section 5.6 of the Parent Party Disclosure Schedule, no consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of either Parent Party) is required for such Parent Party to execute and deliver this Agreement or to perform its respective obligations hereunder.
Section 1.7Legal Proceedings. There are no Proceedings or Orders pending or, to the Parent Parties’ Knowledge, threatened in writing against or involving either Parent Party, that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. There are no Orders of any Governmental Authority outstanding against either Parent Party or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 1.8Access to Information. Parent acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership Parties or any of their Subsidiaries, other than the representations and warranties expressly set forth in Article IV.
Section 1.9Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in  the Partnership Information Statement will, on the date it is first mailed to the Unitholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or  the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Parent Party makes any representation or warranty with respect to information supplied by or on behalf of the Partnership Parties for inclusion or incorporation by reference in any of the foregoing documents.
Section 1.10Brokers and Other Advisors. Except for the fees and expenses payable to Evercore Group LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the Parent Parties or any of their respective Affiliates.
Section 1.11Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Parent Parties’ Knowledge, threatened against either Parent Party, and no Parent Party is insolvent.
Section 1.12Sufficiency of Funds. At the Closing, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent and Merger Sub to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the Merger Consideration and any fees and expenses of or payable by Parent or Merger Sub under this Agreement that are due and payable on the Closing Date.
Section 1.13Compliance with Laws. Each of the Parent Parties is, and since the later of January 1, 2020 and its date of formation has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 1.14No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Partnership acknowledges that none of the Parent Parties or any other Person on behalf of the Parent Parties, including any Affiliate of either Parent Party, makes or has made any other express or implied representation or warranty with respect to the Parent Parties or with respect to any other information provided to the Partnership Parties, the Board, the Conflicts Committee or their respective Affiliates or Representatives. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither the Parent Parties nor any other Person will have or be subject to, and each Parent Party expressly disclaims, any Liability or other obligation to the Partnership Parties or any other Person resulting from the distribution or communication to the Partnership Parties, the Board or the Conflicts Committee (including their respective Affiliates or Representatives) of, or the Partnership’s or the Partnership GP’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to the Partnership Parties, the Board, the Conflicts Committee or their respective Affiliates or Representatives in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V. The Parent Parties acknowledge and agree that, except for the representations and warranties contained in Article IV, the Parent Parties have not relied on, and none of the Partnership Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Partnership Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement or otherwise with respect to information provided by or on behalf of the Partnership Parties or any of their respective Affiliates or Representatives.
Article VI
Additional Covenants and Agreements
Section 1.1Preparation of the Partnership Information Statement and Schedule 13E-3. As promptly as practicable following the date of this Agreement, the Partnership Parties and the Parent Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13E-3 under the Exchange Act, and the Partnership and Parent shall prepare and the Partnership shall file with the SEC the Partnership Information Statement. Each of the Partnership and Parent shall use its commercially reasonable efforts to cause the Partnership Information Statement to be mailed to the Limited Partners as promptly as reasonably practicable after the date of this Agreement. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Information Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Information Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to a Party or any of their respective Affiliates, directors or officers, is discovered by another Party that should be set forth in an amendment or supplement to, the Partnership Information Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Limited Partners. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Information Statement or the Schedule 13E-3 or for additional information, and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Information Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership Parties, with the Parent Parties’ cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Information Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Information Statement or the Schedule 13E-3 will be made by the Partnership without providing the Parent Parties a reasonable opportunity to review and comment thereon, which comments the Partnership shall consider in good faith.
Section 1.2Conduct of Business. Except (1) as provided in this Agreement, (2) as described on Section 6.2 of the Partnership Disclosure Schedule, (3) as required by applicable Law, or (4) as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, (i) the Partnership GP shall, and shall cause the other Partnership Entities to, operate in the ordinary course of business consistent with past practices and (ii) the Partnership GP shall not, and shall cause the other Partnership Entities not to, as applicable:

(a)amend the Organizational Documents of (i) the Partnership GP or the Partnership or (ii) any other Partnership Entity if, in the case of this clause (ii), such amendment is adverse to the Parent Parties or would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents;
(b)declare or pay any distribution payable in cash, stock or property, other than the Q2 Distribution;
(c)make or enter into any transaction or series of related transactions for the acquisition or disposition of assets or property or the expansion of, or other capital projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $1,500,000 individually or in the aggregate;
(d)split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any Partnership Entity’s capital stock or other equity interests;
(e)enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, to the extent such transaction would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents;
(f)issue, deliver or sell any equity securities in any Partnership Entity other than issuances of Common Units upon vesting or settlement of awards granted under the Partnership LTIP that are outstanding on the date of this Agreement or are otherwise granted in compliance with this Agreement;
(g)repurchase, redeem or otherwise acquire any securities of any Partnership Entity;
(h)grant any awards consisting of Common Units or other equity securities in any Partnership Entity under the Partnership LTIP or any other equity incentive plan;
(i)enter into any collective bargaining agreements, collective agreements, or other Contracts with any labor unions or other representatives of employees of any Partnership Entity;
(j)except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (i) grant or provide any increase in the compensation (including incentive, severance, redundancy, bonus, change-in-control or retention compensation) or benefits paid, payable, provided or to become payable or provided to, or grant any cash-based awards to, any current or former directors, officers, employees or other individual service providers of any Partnership Entity except for increases in compensation to employees who are not officers of a Partnership Entity in connection with promotions in the ordinary course of business consistent with past practice, (ii) establish, adopt, enter into, amend or terminate any Partnership Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Partnership Benefit Plan if in effect on the date hereof, or (iii) take any action to accelerate the vesting or payment of compensation or benefits under any Partnership Benefit Plan;

(k)waive, release, assign, settle or compromise any Proceedings to which a Partnership Entity is party seeking damages or an injunction or other equitable relief, which waiver, release, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;
(l)create, assume, incur, modify, guarantee or otherwise become liable for, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under any Sprague Credit Agreement) except for indebtedness that does not exceed $5,000,000 individually or in the aggregate and does not violate the terms of any other then-existing indebtedness of any Partnership Entity; provided, however, that the borrowing of funds under the Sprague Credit Agreement to fund (i) any activity, transaction or project that is not otherwise prohibited by this Section 6.2 or (ii) expenditures authorized in the annual budget made available to the Parent Parties shall not count toward the dollar limitation referenced in this Section 6.2(l); provided, further that the Partnership GP shall not create, assume, incur or modify, either directly or indirectly, any indebtedness;
(m)(i) make or change any material Tax election (which shall be deemed to include any entity classification election), change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Return, enter into any closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a Tax refund, or (ii) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter ending prior to or that includes the Closing Date to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;
(n)sell, transfer, assign, exclusively license, abandon, permit to lapse or otherwise dispose of any Intellectual Property of the Partnership Entities; or
(o)(i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under the Transaction Documents or materially impede their respective consummation or performance of the transactions or obligations under the Transaction Documents;
provided, that this Section 6.2 shall not prohibit the Partnership Entities from taking commercially reasonable actions outside of the ordinary course of business or not consistent with past practice in response to (x) changes or developments resulting or arising from COVID-19 or any COVID-19 Measures or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business or not consistent with past practice; provided, further, however, that prior to taking any such action outside of the ordinary course of business or not consistent with past practice, the Partnership Parties shall consult with the Parent Parties and consider in good faith the views of the Parent Parties regarding any such proposed action.
Section 1.3Regulatory Approvals; Other Efforts Related to the Consummation of the Merger.
(a)Each Party shall (i) make or cause to be made any filings to the extent required or requested of such Party or any of its Subsidiaries under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement as promptly as is reasonably practicable; (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority with respect to this Agreement as promptly as is reasonably practicable (including, with respect to the Parent Parties refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it more difficult to secure such waiting period expiration or termination, clearance or approval); (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) use commercially reasonable efforts to comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement as violative of any Law. Notwithstanding anything to the contrary in this Section 6.3, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.3) and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(b)Notwithstanding anything herein to the contrary, in no event shall any of the Parent Parties or any of their respective Affiliates be required to take or agree to take any of the following actions on behalf of themselves, the Partnership Parties or any of their respective Subsidiaries in order to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Governmental Authority with the authority to grant a clearance or approval or otherwise clear, authorize or approve the consummation of the Merger, fails to do so by the Outside Date: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminating existing relationships, contractual rights or obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations or (v) effectuating any other change or restructuring of the Partnership Parties, the Parent Parties or any of their Affiliates (each a “Divestiture Action”). The Partnership Parties shall and shall cause their respective Subsidiaries to agree to take any Divestiture Action requested by Parent if such actions are only effective after the Effective Time and conditioned upon the consummation of the Merger.
Section 1.4Financing Cooperation. Prior to the Closing, the Partnership Parties shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause their respective Representatives and the Partnership Entities and their respective Representatives to provide, assistance with any financing of Parent or its Affiliates as is reasonably requested by Parent or its Affiliates. For the avoidance of doubt, obtaining any such financing shall not be a condition to the Closing. Parent shall, upon request by the Partnership Parties, their current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Financing Indemnified Parties”), or any Partnership Entity, reimburse such Financing Indemnified Parties or Partnership Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Financing Indemnified Parties or Partnership Entities, as applicable, including reasonable attorney’s fees and accountants’ fees, in connection with cooperation required under or with respect to requests made under this Section 6.4.
Section 1.5Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, the Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect this Agreement or the transactions contemplated hereby and none of the Parent Parties and their Affiliates, on the one hand, nor the Partnership Parties and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Parent Parties, on the one hand, or the Partnership Parties, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and give due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely announce publicly or file any reports with the SEC as required under the Exchange Act or the Securities Act or any applicable requirements of a national securities exchange. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement or the transactions contemplated hereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.5.
Section 1.6Access to Information. From the date hereof until the Closing Date, the Partnership Parties shall provide the Parent Parties and their Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Partnership Entities; provided that such access does not unreasonably interfere with the normal operations of any of the Partnership Entities. The Parent Parties shall, at their sole cost and expense and without any cost and expense to the Partnership Entities, restore the properties and assets of the Partnership Entities to at least the same condition they were in prior to the commencement of any access provided to the Parent Parties and their Affiliates and Representatives, including repair of any damage done or resulting from such access. Notwithstanding the foregoing, no Party shall have an obligation to provide access to any information the disclosure of which the other party has concluded may jeopardize any privilege available to such party or any of its Affiliates relating to such information or would be in violation of a confidentiality obligation binding on such party or any of its Affiliates.
Section 1.7Indemnification and Insurance.
(a)Parent Parties agree that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (x) any natural Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any Partnership Entity or (y) any natural Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date serves, at the request of any Partnership Entity as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee-for-services basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such Partnership Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(a) of the Partnership Disclosure Schedule, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and the Parent Parties shall cause each Partnership Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of Liability and exculpation from liabilities during such period. For a period of not less than six years, the Parent Parties shall not, and shall not cause or permit any Partnership Entity to, amend, restate, waive or terminate any Organizational Document of the Partnership Entities in any manner that would adversely affect the indemnification or exculpation rights of any such Covered Person.
(b)The Parent Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, the Parent Parties shall indemnify and hold harmless each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to this Agreement, against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by a Covered Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding, and, upon receipt by Parent of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Covered Persons. Any right of a Covered Person pursuant to this Section 6.7(b) shall be enforceable by such Covered Person and their respective heirs and Representatives against Parent Parties and their respective successors and assigns.
(c)The Parent Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to this Agreement, the Parent Parties shall  maintain in effect the current directors and officers liability and fiduciary liability insurance policy or policies that such Partnership Entity has as of the date of this Agreement, or upon the termination or cancellation of any such policy or policies, (A) to provide fiduciary liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies, or (B) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing that is no less advantageous to each such Covered Person (including policy limits, exclusions and scope) as such Covered Person as in existence as of the date of this Agreement covering such acts, events, occurrences or omissions under the directors and officers liability and fiduciary liability insurance or similar policy maintained by the Partnership Entities as of the date of this Agreement; provided that Parent Parties and the Partnership Entities shall not be required to pay premiums for such insurance policy in excess of 300% of the current premium for such coverage, but shall purchase as much of such coverage as possible for such applicable amount. Notwithstanding anything to the contrary herein, the Parent Parties shall maintain all “tail” or runoff directors and officers liability insurance policies obtained in connection with the transactions contemplated by that certain Purchase Agreement dated April 20, 2021 by and among Sprague Resources Holdings LLC, as Seller, Sprague HP Holdings, LLC, as Acquiror, and Solely for Purposes of Section 11.14 thereof, Hartree Partners, LP, as Guarantor (the “Axel Johnson Purchase Agreement”) in accordance with the requirements of Section 6.8(b) of the Axel Johnson Purchase Agreement, and, for the avoidance of doubt, it is agreed that the Parent Parties shall have no obligations with respect to such “tail” or runoff policies other than the obligations set forth in Section 6.8(b) of the Axel Johnson Purchase Agreement.

(d)In the event that either Parent Party or any Partnership Entity  consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or  in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.7.
(e)The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that in the event that any claim or claims for indemnification or advancement of expenses set forth in this Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.7 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the Partnership Entities and the Parent Parties, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any Partnership Entity, any indemnification agreements or applicable Law.
(f)This Section 6.7 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.
Section 1.8Fees and Expenses. Except as otherwise provided in Section 8.2, all fees and expenses incurred in connection with the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Partnership Information Statement.
Section 1.9Section 16 Matters. Prior to the Effective Time, the Partnership Parties shall, with the Parent Parties’ cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 1.10Termination of Trading and Deregistration. The Partnership will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable  the delisting of the Common Units from the NYSE and the termination of trading of the Common Units on the Closing Date and  the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time.
Section 1.11Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and it shall not permit any of its Subsidiaries to, take any action intended to cause the Partnership GP (or the sole member of the Partnership GP) to, without the consent of a majority of the then-existing members of the Conflicts Committee, eliminate the Conflicts Committee, remove or cause the removal of any member of the Board who is a member of the Conflicts Committee either as a member of such board or such committee or revoke or diminish the authority of the Conflicts Committee with respect to this Agreement. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.
Section 1.12Tax Matters. For U.S. federal income Tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income Tax treatment), the Parties intend that the Merger be treated, from the perspective of Parent, consistent with McCauslen v. Commissioner, 45 T.C. 588 (1966), and, from the perspective of the recipients of the Merger Consideration, as a sale of partnership interests.
Section 1.13Takeover Statutes. The Partnership Parties and Parent shall each use reasonable best efforts to  take actions to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and  if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take actions to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.
Section 1.14No Rights Triggered. The Partnership Parties shall take all steps necessary to ensure that the entering into of this Agreement, the Merger and the other transactions contemplated hereby or related thereto and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Partnership Agreement or under any material agreement to which the Partnership or any of its Subsidiaries is a party.
Section 1.15Notification of Certain Matters. Each of the Partnership Parties and Parent shall give prompt notice to the other of  any fact, event or circumstance known to it that  could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or  could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein,  any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect,  any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect or  any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.
Section 1.16Transaction Litigation. The Partnership shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership Parties or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Partnership and the Partnership GP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to violate the confidentiality obligations of such party or threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 1.17Performance by the Partnership GP. The Partnership GP shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership Parties and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership Parties of any of the provisions of this Agreement if such action or inaction was or was not taken at the direction of or on the recommendation of Parent.
Section 1.18Delivery of Written Consent. Parent shall deliver to the Partnership, on the date hereof and substantially concurrent with the execution of this Agreement, the Written Consent, substantially similar to the Form of Written Consent attached hereto as Exhibit A.
Article VII
Conditions Precedent
Section 1.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)Written Consent. The Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.
(b)Partnership Unitholder Approval. The affirmative vote or written consent in favor of the approval of this Agreement and the Merger by holders of the majority of the issued and outstanding Common Units shall have been obtained (which shall be satisfied upon the delivery of the Written Consent substantially concurrently with the execution hereof) (the “Partnership Unitholder Approval”).
(c)No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.
Section 1.2Conditions to Obligations of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties.  The representations and warranties of the Partnership Parties contained in Sections 4.1, 4.2, 4.3(a), 4.3(b) and 4.3(d) are true and correct, except for any de minimis inaccuracies, and  the other representations and warranties of the Partnership Parties contained in Article IV of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)Performance of Obligations of the Partnership Parties. Each Partnership Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)No Partnership Material Adverse Effect.    Since the date of this Agreement, there shall not have been a Partnership Material Adverse Effect.
(d)Certificate. Parent shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.
Section 1.3Conditions to Obligation of the Partnership Parties to Effect the Merger. The obligation of the Partnership Parties to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties.  The representations and warranties of the Parent Parties contained in Sections 5.1 and 5.4 are true and correct, except for any de minimis inaccuracies, and  the other representations and warranties of the Parent Parties contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)Performance of Obligations of the Parent Parties. Each Parent Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)Certificate. The Partnership shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.
Section 1.4Frustration of Closing Conditions.
(a)Neither Partnership Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.
(b)No Parent Party may rely on the failure of any condition set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing.

Article VIII
Termination
Section 1.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:
(a)by the mutual written consent of the Partnership (acting in accordance with the last sentence of Section 9.2) and Parent;
(b)by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Parent:
(i)if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Partnership or Parent, as applicable, if such Restraint was primarily due to the failure of, in the case of the Partnership, either Partnership Party, or in the case of Parent, either Parent Party, to perform any of its obligations under this Agreement; or
(ii)if the Closing shall not have been consummated on or before December 2, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to (A) the Partnership or Parent, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, either Partnership Party, or in the case of Parent, either Parent Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) the Partnership or Parent if, in the case of the Partnership, either Parent Party, or in the case of the Parent, either Partnership Party, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.8;
(c)by Parent if either Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure  would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and  is incapable of being cured, or is not cured, by the Partnership Parties within the earlier of (x) thirty (30) days following receipt of written notice from Parent of such breach or failure and (y) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if either Parent Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(d)by the Partnership (acting in accordance with the last sentence of Section 9.2) if either Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any such representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure  would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and  is incapable of being cured, or is not cured, by the Parent Parties within the earlier of (x) thirty (30) days following receipt of written notice from the Partnership of such breach or failure and (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if either Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(e)by the Partnership (acting in accordance with the last sentence of Section 9.2), if  at least two Business Days have elapsed since the Inside Date and all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, provided such conditions are capable of being satisfied if the Closing Date were the date of delivery of the Closing Failure Notice but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2,  the Partnership GP has confirmed by irrevocable written notice delivered to Parent that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each Partnership Party stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”) and  Parent fails to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of a Closing Failure Notice.
Section 1.2Effect of Termination.
(a)In the event that this Agreement is terminated as provided in Section 8.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of Article I, Section 6.7(a), Section 6.8, this Section 8.2, Section 9.7, Section 9.8, Section 9.9), and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to Section 6.7(a), this Section 8.2 and Section 9.8); provided, subject to Section 8.2(d), that nothing in this Section 8.2 shall relieve the Partnership Parties of any Liability for fraud or a willful breach of this Agreement.
(b)In the event that this Agreement is terminated by the Partnership pursuant to Section 8.1(d) or Section 8.1(e), or is terminated by the Partnership or Parent pursuant to Section 8.1(b)(ii) at a time when the Partnership could have terminated the Agreement pursuant to Section 8.1(d) or Section 8.1(e), then, in any such case, Parent or its designee shall promptly, but in no event later than 10 Business Days after the date of such termination, pay or cause to be paid to the Partnership or its designee an amount in cash equal to $5,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing.
(c)It is agreed that the agreements contained in this Section 8.2 are an integral part of this Agreement and without these agreements, the Parties would not have entered into this Agreement. Each of the parties hereto acknowledges and agrees that the Parent Termination Fee is not intended to be a penalty, but rather liquidated damages in a reasonable amount that will compensate the Partnership Parties, in the circumstances in which such amount is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if Parent fails to pay or cause to be paid the Parent Termination Fee pursuant to this Section 8.2 on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Partnership commences a Proceeding that results in a final, nonappealable judgment against Parent for any payment of the Parent Termination Fee pursuant to this Section 8.2, Parent shall pay, or cause to be paid, to the Partnership, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder, which shall accrue from such date through the date such payment is actually delivered to the Partnership, or its designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Partnership in connection with such Proceeding.
(d)The Parties agree that the monetary remedies set forth in this Section 8.2 (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 9.8 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of the Parent Parties and the Partnership Parties and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement and the transactions contemplated hereby as a result of the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any reason or for no reason, for any breach by any Party of this Agreement. Upon the payment of the Parent Termination Fee following a failure of the Closing to occur or the transactions contemplated hereby, no Parent Party or Parent Non-Recourse Party shall have any Liability or obligation in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby. Under no circumstance shall any Person be permitted or entitled both to obtain specific performance pursuant to Section 9.8 and to receive all or any portion of the Parent Termination Fee.
Article IX
Miscellaneous
Section 1.1No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.16 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.
Section 1.2Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by the Parent and the Conflicts Committee; provided, however, that following receipt of the Partnership Unitholder Approval, there shall be no amendment or change to the provisions of this Agreement that by applicable Law or stock exchange rule would require further approval by the Limited Partners, as applicable, without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of either Partnership Party is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)), such determination, decision, approval, consent or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Common Units.
Section 1.3Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law,  waive any inaccuracies in the representations and warranties of any other Party hereto,  extend the time for the performance of any of the obligations or acts of any other Party hereto,  waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or  make or grant any consent under this Agreement; provided, however, that neither Partnership Party shall take or authorize any such action without the prior written approval of the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
Section 1.4Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other parties, except that each of Parent and Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of Parent, but no such assignment shall relieve either Parent Party of any of its obligations hereunder and the Partnership may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of the Partnership, but no such assignment shall relieve the Partnership of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.
Section 1.5Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 1.6Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Parent Party Disclosure Schedule, the Partnership Disclosure Schedule, and any certificates delivered by any Party pursuant to this Agreement  constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and  shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b),  the provisions of Section 6.7 and Section 9.11 and  the right of a holder of Common Units to receive the Merger Consideration after the Closing (a claim by a holder of Common Units with respect to which may not be made unless and until the Closing shall have occurred) and to receive amounts to which it is entitled to receive pursuant to Section 3.1(d), if any. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 1.7Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof. Each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement,  any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7(a),  any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and  to the fullest extent permitted by the applicable Law, any claim that  the suit, action or Proceeding in such court is brought in an inconvenient forum,  the venue of such suit, action or Proceeding is improper or  this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.
(b)EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 1.8Specific Performance; Parent Party Liability Cap.
(a)The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(b)Notwithstanding anything to the contrary in this Agreement, the maximum Liability of the Parent Parties for Liabilities or Losses incurred by the Partnership Parties and any of their respective former, current and future Affiliates (which, for the purposes of this Section 9.8(b), shall be deemed to include the Partnership Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, in each case, relating to the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated, breach of this Agreement by any Parent Party and the transactions contemplated by this Agreement shall be limited to an amount equal to the Parent Termination Fee, and in no event shall the Partnership Parties or any of their Affiliates seek any amount in excess of the Parent Termination Fee in connection with this Agreement and the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.
Section 1.9Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):
If to the Parent Parties, to:

Hartree Partners, LP
1185 Avenue of the Americas
New York, New York 10036
Attention: Scott Levy; Ali Taqi
Email: slevy@hartreecapital.com; ATAQI@Hartreecapital.com

with copies (which shall not constitute notice) to:
Hartree Partners, LP
1185 Avenue of the Americas
New York, New York 10036
Attention: Hartree Legal
Email: legal@hartreepartners.com

and

Vinson & Elkins L.L.P.
845 Texas Avenue
Suite 4700
Houston, Texas 77002
Attention: David Oelman; Lande Spottswood
Emails: doelman@velaw.com; lspottswood@velaw.com

If to the Partnership or the Partnership GP, to:

Sprague Resources LP
185 International Drive
Portsmouth, NH 03801
Attention: Paul Scoff
Email: pscoff@spragueenergy.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, TX 77002
Attn: Bill Finnegan; Ryan J. Maierson; Ryan J. Lynch
E-mails: bill.finnegan@lw.com; ryan.maierson@lw.com; ryan.lynch@lw.com
Notices will be deemed to have been received on the date of receipt (a) if delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designated by notice given hereunder only if followed by overnight or hand delivery).
Section 1.10Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 1.11Non-Recourse.
(a)Each of the following is herein referred to as a “Parent Non-Recourse Party”: each of the Affiliates of each Parent Party, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Parent Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by a Parent Party or any of their respective Affiliates), provided, however, that the term Parent Non-Recourse Party expressly excludes the Parent Parties and any Person that is assigned any interest in any of this Agreement by a Parent Party to the extent of such assignment. No Parent Non-Recourse Party shall have any Liability or obligation to the Partnership Parties or their Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and the Partnership Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Partnership Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 9.6, each Parent Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.11(a).
(b)Each of the following is herein referred to as a “Partnership Non-Recourse Party”: each of the Affiliates of each the Partnership Parties, each of the Partnership Parties’ respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Partnership Non-Recourse Party expressly excludes the Partnership Entities or any Person that is assigned any interest in this Agreement to the extent of such assignment. Except as expressly agreed elsewhere, no Partnership Non-Recourse Party shall have any Liability or obligation to the Parent Parties or their Affiliates (including for these purposes the Partnership Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby, and the Parent Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Parent Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Subject to Section 9.6, each Partnership Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.11(b).
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
PARENT

SPRAGUE HP HOLDINGS, LLC

By: Hartree Partners, LP, its sole member

By: Hartree Partners GP, LLC, its general partner

By:    /s/ Stephen M. Hendel
Name:    Stephen M. Hendel
Title:    Authorized Signatory

MERGER SUB

SPARROW HP MERGER SUB, LLC

By: Sprague HP Holdings, LLC, its sole member

By: Hartree Partners, LP, its sole member

By: Hartree Partners GP, LLC, its general partner

By:    /s/ Stephen M. Hendel
Name:    Stephen M. Hendel
Title:    Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

PARTNERSHIP

SPRAGUE RESOURCES LP

By:    Sprague Resources GP LLC,
its general partner

By:    /s/ David Glendon
Name:    David Glendon
Title:    President & CEO

PARTNERSHIP GP

SPRAGUE RESOURCES GP LLC

By:    /s/ David Glendon
Name:    David Glendon
Title:    President & CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Written Consent
[See attached.]

[Exhibit A – Form of Written Consent]